EXHIBIT 99.1

TRIAL DATE SET FOR CUBICIN® PATENT LITIGATION

Lexington, Mass., December 11, 2009 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced that a trial date has been set for patent litigation in the U.S. District Court for the District of Delaware against Teva Parenteral Medicines, Inc. (TPM), Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd. alleging infringement of Cubist’s US Patent Nos. 6,468,967 and 6,852,689, which expire on September 24, 2019, and US Patent No. RE39,071, which expires on June 15, 2016. The Court has set a date for trial beginning on April 25, 2011.  The court also scheduled a claim construction hearing (a.k.a. Markman hearing) for June 2, 2010. The court indicated that summary judgment motions will not be permitted in this lawsuit.

Cubist filed the lawsuit in response to an Abbreviated New Drug Application (ANDA) filed by TPM seeking U.S. Food and Drug Administration (FDA) approval to market a generic version of daptomycin prior to the expiration of Cubist’s patent rights. Daptomycin is marketed in the U.S. and internationally under the brand name CUBICIN® (daptomycin for injection) as therapy for serious skin and bloodstream infections caused by certain Gram-positive bacteria.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. In July 2008, Cubist entered into an agreement with AstraZeneca to promote their established antibiotic, MERREM® I.V. (meropenem for injection) in the U.S.  The Cubist product pipeline includes ecallantide, a recombinant human protein in development for the reduction of blood loss during cardiac surgery, and two Phase 1 programs that address unmet medical needs, one in CDAD (Clostridium difficile-associated diarrhea) and the other in multi-drug resistant (MDR) Gram-negative infections. In addition, the Company, in collaboration with Alnylam Pharmaceuticals, Inc. (Cambridge, MA), has a pre-IND program underway in novel treatments for respiratory syncytial virus (RSV) infections in children using Alnylam’s RNA-interference (RNAi) technology. The RSV program also includes ALN-RSV01, for which Cubist has opt-in rights after Alnylam completes a Phase 2b study of ALN-RSV01 for the treatment of RSV infection in adult lung transplant patients. Cubist is headquartered in Lexington, MA. Additional information can be found at Cubist’s web site at www.cubist.com.

This press release contains forward-looking statements regarding the trial date and Markman hearing date for the lawsuit described in the release.  These dates are subject to change.  Forward-looking statements speak only as of the date of this release and Cubist undertakes no obligation to update or revise these statements, except as may be required by law.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are registered trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com